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                         May 2, 2024

       Kenneth McGrath
       Chief Financial Officer
       ORASURE TECHNOLOGIES INC
       220 East First Street
       Bethlehem, Pennsylvania 18015

                                                        Re: ORASURE
TECHNOLOGIES INC
                                                            Form 10-K filed
March 11, 2024
                                                            Item 2.02 Form 8-K
filed February 27, 2024
                                                            Response filed May
1, 2024
                                                            File No. 001-16537

       Dear Kenneth McGrath:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Industrial Applications and

                         Services